As filed with the Securities and Exchange Commission on March 31, 2009

Registration No. 333-100333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

WCI Communities, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-2857021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

24301 Walden Center Drive

Bonita Springs, Florida 34134

(Address, Including Zip Code, of Registrant’s Principal Executive Office)

1998 Non-Employee Director Stock Incentive Plan

(Full title of the Plan)

Vivien N. Hastings, Esq.

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

(239) 498-8213

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Colin Diamond Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8754

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On August 4, 2008, WCI Communities Inc. (the “Company”) and certain of its subsidiaries voluntarily petitioned for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the District of Delaware Case No. 08-11643.

The Company is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment (the “Post-Effective Amendment”) to its registration statement on Form S-8 (File No. 333-100333), filed with the SEC on October 4, 2002 (the “Registration Statement”), pertaining to the Company’s registration of 215,112 shares of common stock, $0.01 par value per share (“Shares”), for issuance under the Company’s 1998 Non-Employee Director Stock Incentive Plan (the “1998 Stock Incentive Plan”).

This Post-Effective Amendment is being filed solely to deregister any and all remaining unissued Shares, the offering and sale of which were previously registered under the Registration Statement, with such deregistration to be effective immediately upon the filing of this Post-Effective Amendment.

On March 25, 2009 the Board of Directors of the Company authorized the filing of this Post-Effective Amendment. The Company intends to suspend all of its reporting obligations by filing a Form 15 with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bonita Springs, State of Florida, on the 31st day of March, 2009.

WCI COMMUNITIES, INC.

By	/s/ David L. Fry
David L. Fry
Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Fry David L. Fry	Interim President and Chief Executive Officer	March 31, 2009

/s/ Russell Devendorf Russell Devendorf	Chief Financial Officer and Senior Vice President	March 31, 2009

Carl C. Icahn	Chairman

/s/ Don E. Ackerman Don E. Ackerman	Director	March 25, 2009

/s/ Hilliard M. Eure, III Hilliard M. Eure, III	Director	March 25, 2009

/s/ Nicholas F. Graziano Nicholas F. Graziano	Director	March 27, 2009

/s/ Jonathan R. Macey Jonathan R. Macey	Director	March 25, 2009

/s/ Keith A. Meister Keith A. Meister	Director	March 30, 2009

/s/ Vincent J. Intrieri Vincent J. Intrieri	Director	March 30, 2009

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